Exh.h.4

KEELEY FUNDS, INC.
THIRD AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS THIRD AMENDMENT dated as of the [___] day of [___], 2007 to the Fund Accounting Servicing Agreement, dated as of the 15th day of April, 2005, as amended in date April 10, 2006 and October 1, 2006 (the “Agreement”), is entered by and between Keeley Funds, Inc., a Maryland corporation (the “Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Servicing Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: ______________________________	By: ________________________________

Name: ____________________________	Name:___________________________________

Title: ____________________________	Title: ____________________________

Exhibit A
to the
Fund Accounting Servicing Agreement - Keeley Funds, Inc.

Separate Series of Keeley Funds, Inc.

Name of Series

KEELEY Small-Mid Cap Value Fund
KEELEY Mid Cap Value Fund
KEELEY All Cap Value Fund